SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant [x]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[_] Preliminary Proxy Statement

[X] Definitive Proxy Statement

[_] Definitive Additional Materials

[_] Soliciting Material Pursuant to 240.14a-11 © or 240.14a-12

HAROLD'S STORES, INC.

(Name of Registrant as Specified in its Charter)

NOT APPLICABLE

(Name of Person(s) Filing Proxy Statement if Other Than Registrant)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required.

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1) Title of each class securities to which transaction applies:_________________.

2) Aggregate number of securities to which transaction applies:________________.

3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule

0-11:______________.

4) Proposed maximum aggregate value of transaction:_______________.

5) Total fee paid:________________.

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or Schedule and the date of its filing.

1) Amount Previously Paid:____________.

2) Form, Schedule or Registration Statement No:_________________.

3) Filing Party:_____________________.

4) Date filed:_______________________.

NOTICE OF 2004

ANNUAL MEETING OF

SHAREHOLDERS AND

PROXY STATEMENT

Dear Harold's Shareholder:

On behalf of the Board of Directors and management of Harold's Stores, Inc., I am pleased to invite you to attend the 2004 Annual Meeting of Shareholders. The meeting will be held at our corporate office located at 5919 Maple Avenue, Dallas, Texas at 9:00 a.m., local time, on Thursday, June 24, 2004. A copy of our Annual Report to Shareholders for the year 2003 is enclosed.

The attached Notice of Annual Meeting and Proxy Statement describe the business to be conducted at the meeting. During the meeting, there will also be a report by management on the Company's business, as well as a discussion period during which you will be able to ask questions.

Whether or not you plan to attend in person, please mark your proxy in the space provided. It is important that your shares be represented by a proxy, even if you cannot be present. Take a moment now to sign, date and return your proxy in the envelope provided. If you have multiple accounts and received more than one set of this material, please be sure to return each proxy.

I look forward to greeting you at this year's Annual Meeting.

Sincerely,

Hugh W. Mullins

President and Chief Executive Officer

HAROLD'S STORES, INC., 5919 MAPLE AVENUE

DALLAS, TEXAS 75235 (214) 366-0600

HAROLD'S STORES, INC.

5919 Maple Avenue

Dallas, Texas 75235

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON JUNE 24, 2004

TO OUR SHAREHOLDERS:

The 2004 Annual Meeting of Shareholders of Harold's Stores, Inc. (the "Company") will be held at the Company's corporate office located at 5919 Maple Avenue, Dallas, Texas on Thursday, June 24, 2004, at 9:00 a.m., local time, for the following purposes:

  To elect nine (9) directors to hold office until the next annual meeting of the shareholders and until their respective successors shall have been elected and qualified.
  To transact such other business as may properly be brought before the Annual Meeting or any adjournment thereof.

The Annual Meeting may be adjourned from time to time and, at any reconvened meeting, action with respect to the matters specified in the notice may be taken without further notice to the shareholders unless required by the Bylaws.

Shareholders of record of Common Stock and Amended Series 2001-A, Series 2002-A and Series 2003-A Preferred Stock at the close of business on April 26, 2004 are entitled to notice of, and to vote at, the Annual Meeting. A list of such shareholders will be available for examination by any shareholder for any purpose germane to the Annual Meeting, during normal business hours, at the principal executive office of the Company, 5919 Maple Avenue, Dallas, Texas, for a period of ten days prior to the Annual Meeting and at the Annual Meeting.

BY THE ORDER OF THE BOARD OF DIRECTORS

JODI L. TAYLOR

Secretary

DATED: May 7, 2004

HAROLD'S STORES, INC.

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

JUNE 24, 2004

The following information is furnished in connection with the 2004 Annual Meeting of Shareholders of Harold's Stores, Inc., an Oklahoma corporation (the "Company"), which will be held on Thursday, June 24, 2004, at 9:00 a.m., local time, at the Company's offices located at 5919 Maple Avenue, Dallas, Texas and at any adjournment or adjournments thereof, and will be mailed on or about May 12, 2004 to the holders of record of Common Stock and Amended Series 2001-A, Series 2002-A and Series 2003-A Preferred Stock as of the record date.

SHAREHOLDERS ENTITLED TO VOTE

The record date for determining holders of Common Stock and Amended Series 2001-A, 2002-A and 2003-A Preferred Stock entitled to notice of, and to vote at, the Annual Meeting has been fixed as the close of business on April 26, 2004. On that date, there were 6,212,582 shares of Common Stock and 597,402 shares of Amended Series 2001-A Preferred Stock ("2001-A Preferred Stock"), Series 2002-A Preferred Stock ("2002-A Preferred Stock") and Series 2003-A Preferred Stock ("2003-A Preferred Stock") outstanding and entitled to vote at the Annual Meeting.

With respect to each matter presented to the holders of Common Stock at the Annual Meeting, the holders of record of each outstanding share of Common Stock on the record date will be entitled to one vote per share. With respect to each matter presented to the holders of 2001-A, 2002-A and 2003-A Preferred Stock at the Annual Meeting (including matters on which the holders of Common Stock and 2001-A, 2002-A and 2003-A Preferred Stock may vote together as a single class as described below), the holders of record of each outstanding share of 2001-A, 2002-A and 2003-A Preferred Stock on the record date will be entitled to one vote for each share of Common Stock into which such 2001-A, 2002-A and 2003-A Preferred Stock could be converted as of the record date. As of the record date these series were convertible into shares of Common Stock as follows:
Series	Shares of Common Stock
2001-A Preferred Stock	4,993,649
2002-A Preferred Stock	1,608,020
2003-A Preferred Stock	4,545,452

SOLICITATION OF PROXIES

The enclosed proxy for the Annual Meeting is being solicited by the Company's Board of Directors and is revocable at any time prior to the exercise of the powers conferred thereby. The cost of the solicitation of proxies in the enclosed form will be borne by the Company. In addition to the use of the mail, proxies may be solicited by personal interview, telephone, or facsimile, and by banks, brokerage houses and other institutions. Nominees or fiduciaries will be requested to forward the solicitation material to their principals and to obtain authorization for the execution of proxies. The Company will, upon request, reimburse banks, brokerage houses and other institutions, nominees and fiduciaries for their reasonable expenses in forwarding proxy material to their principals.

Unless otherwise directed in the accompanying form of proxy, the persons named therein will vote FOR the election of the director nominees. As to any other matters that may properly come before the Annual Meeting, the shares represented by proxies will be voted in accordance with the recommendations of the Board of Directors, although the Company does not presently know of any other such matters. Any shareholder returning the accompanying proxy may revoke such proxy at any time prior to its exercise by (a) giving written notice to the Company of such revocation, (b) voting in person at the Annual Meeting or (c) executing and delivering to the Company a later dated proxy. Written revocations and later dated proxies should be sent to Harold's Stores, Inc., Shareholder Relations, Post Office Drawer 2970, Norman, Oklahoma 73070-2970.

ANNUAL REPORT

The Company's Annual Report to Shareholders covering the fiscal year ended January 31, 2004 ("2003"), including audited financial statements, is enclosed. No part of the Annual Report is incorporated in this Proxy Statement or is deemed to be a part of the material for the solicitation of proxies.

PROPOSAL 1:

ELECTION OF DIRECTORS

At the Annual Meeting, nine directors constituting the entire Board of Directors are to be elected. The holders of Common Stock and 2001-A, 2002-A and 2003-A Preferred Stock, voting together as a single class, are entitled to elect four of the nine director nominees. The holders of 2001-A and 2002-A Preferred Stock, voting together as a separate class, are entitled to elect three of the nine director nominees. The holders of the 2003-A Preferred Stock, voting as a separate class, are entitled to elect two of the nine director nominees. If elected, the director nominees will hold office until the next annual meeting of shareholders or until their respective successors are duly elected and qualified or their earlier resignation or removal.

All of the nominees have indicated their intent to serve if elected. The Company does not contemplate that the nominees will become unavailable to serve for any reason, but if that should occur before the Annual Meeting, proxies will be voted for another nominee, or other nominees, to be selected by (i) the Board of Directors in the case of the directors to be elected by the holders of Common Stock and 2001-A, 2002-A and 2003-A Preferred Stock voting together as a single class, (ii) the holders of a majority of the voting power of the outstanding 2001-A and 2002-A Preferred Stock in the case of the directors to be elected by the holders of 2001-A and 2002-A Preferred Stock voting together as a separate class and (iii) the holders of a majority of the voting power of the outstanding 2003-A Preferred Stock in the case of the directors to be elected by the holders of the 2003-A Preferred Stock. Proxies cannot be voted for a greater number of nominees than the number of nominees named herein.

Arrangements Regarding Nomination and Election of Directors

Under the terms of the Certificates of Designation relating to the 2001-A and 2002-A Preferred Stock, the holders of 2001-A and 2002-A Preferred Stock are entitled to elect, as a single voting class, a number of members of the Company's Board of Directors such that the number of directors so elected by the holders of the 2001-A and 2002-A Preferred Stock represents a percentage of the total membership of the Board of Directors that equals, as nearly as practicable, the percentage of the Common Stock represented by the outstanding 2001-A and 2002-A Preferred Stock on an as-converted to Common Stock basis, assuming full conversion of all Preferred Stock (currently approximately 38.0%). Under the terms of the Certificate of Designation relating to the 2003-A Preferred Stock, the holders are entitled to elect, as a single class, a number of members of the Company's Board of Directors such that the number of directors so elected by the holders of the 2003-A Preferred Stock equals, as nearly as practicable, the percentage of the Common Stock represented by the 2003-A Preferred Stock on an as-converted basis, assuming full conversion of all Preferred Stock (currently approximately 26.2%). The authorized number of directors of the Company has been fixed at nine, and under these separate voting rights, the holders of the 2001-A and 2002-A Preferred Stock are entitled to elect three of the Company's nine authorized directors, the holders of the 2003-A Preferred Stock are entitled to elect two of the Company's nine authorized directors and the holders of Common Stock and 2001-A, 2002-A and 2003-A Preferred Stock, voting together as a single class, are entitled to elect four of the nine authorized directors.

Robert L. Anderson, W. Howard Lester and William E. Haslam have been submitted by the holders of 2001-A and 2002-A Preferred Stock and James D. Abrams and Margaret A. Gilliam have been submitted by the holders of the 2003-A Preferred Stock as nominees for election to the Board of Directors pursuant to the separate voting rights of the 2001-A, 2002-A and 2003-A Preferred Stock.

Rebecca Powell Casey, a director and executive officer of the Company, is a party to an Amended and Restated Voting Agreement with Inter-Him N.V. and W. Howard Lester, who are holders of Common Stock and 2001-A, 2002-A and 2003-A Preferred Stock (the "Voting Agreement"). Pursuant to the Voting Agreement, Inter-Him N.V. and Mr. Lester have agreed to vote or act with respect to all shares of capital stock of the Company presently or thereafter owned by them, so as to elect as a director of the Company one individual selected by Ms. Casey, for so long as certain members of Ms. Casey's family, including certain trusts for the benefit of such persons (collectively, the "Powell Family Shareholders"), or their lineal descendants own at least 10% of the Common Stock of the Company (assuming for such purpose conversion in full of all shares of 2001-A, 2002-A and 2003-A Preferred Stock into Common Stock). Pursuant to this Agreement, Rebecca Powell Casey has been submitted as the nominee for election as a director and is one of the three director nominees to be elected by the holders of Common Stock and 2001-A, 2002-A and 2003-A Preferred Stock, voting together as a single class.

Nominees

The persons listed below have been nominated for election to fill the three director positions to be elected by the holders of the 2001-A and 2002-A Preferred Stock, voting together as a separate class:

Name	Age	Director Since
Robert L. Anderson	61	2000
W. Howard Lester	68	1995
William E. Haslam	45	2001

The persons listed below have been nominated for election to fill the two director positions to be elected by the holders of the 2003-A Preferred Stock, voting as a separate class:

Name	Age	Director Since
James D. Abrams	58	2002
Margaret A. Gilliam	65	2000

The persons listed below have been nominated for election to fill the four director positions to be elected by the holders of Common Stock and 2001-A, 2002-A and 2003-A Preferred Stock, voting together as a single class:

Name	Age	Director Since
Clark J. Hinkley	62	2001
Rebecca Powell Casey	52	1987
Leonard M. Snyder	56	2000
Hubert W. Mullins	52	2004

The following is certain biographical information relating to each nominee:

James D. Abrams, is an attorney with the Columbus, Ohio law firm of Chester, Willcox & Saxbe, LLP, a position he has held since May 2003. He is a Certified Public Accountant and MBA. From 1972 to 2001, Mr. Abrams has had extensive business and professional experience. At the beginning of his career, he was employed by Touche Ross & Co. (currently Deloitte & Touche) rising to the level of Manager, National Services Director-Retailing and Manufacturing. Mr. Abrams also served as Chief Financial Officer for Gap, Inc., until 1979, and Williams-Sonoma, Inc. until 1988. From 1988 to 2001, he served in various capacities, including President of Biobottoms, Inc., Vice President of Kids Marketing at Genesis Direct, and as a consultant for other catalog and retail concerns.

Robert L. Anderson has served as President of Ronus, Inc., a privately owned investment firm, since 1997. From 1982 to 1997, Mr. Anderson was a Partner at Price Waterhouse, serving as Partner-in-Charge of the Real Estate Practice. From 1964 to 1981, Mr. Anderson was with Arthur Andersen, his last capacity served being Partner-in-Charge of the Tax Specialty Group specializing in foreign real estate investments in the United States. Mr. Anderson serves on the board of directors of Post Properties, Inc., a publicly traded real estate investment trust through May 2004.

W. Howard Lester has been Chairman of Williams-Sonoma, Inc., a retailer of specialty cooking equipment and home furnishings and accessories, since 1978 and was Chief Executive Officer of Williams-Sonoma, Inc. from 1978 to 2001.

William E. Haslam has served as President of Pilot Corporation, a national retail operator of convenience stores and travel centers based in Knoxville, TN, since 1980. From 1999 to 2001, he was Chief Executive Officer of Saks Direct, the former e-commerce catalogue division of Saks Fifth Avenue, and currently serves on the advisory board of AmSouth Bank of Knoxville, TN. He has been the elected mayor of Knoxville, TN since December 2003. Mr. Haslam was appointed as Non-Executive Chairman of the Board of Harold's Stores, Inc. in September 2001.

Hubert W. Mullins joined the Company in February 2004 and is the Company's President and Chief Executive Officer. From 2000 to 2001, Mr. Mullins was Chief Executive Officer of St. John International. Prior to joining St. John, he was the Chairman and Chief Executive Officer of Neiman Marcus Stores. He joined Neiman Marcus in 1991 as a Divisional Merchandise Manager and held several executive positions, rising to Chairman and Chief Executive Officer prior to departure for St. John. Mr. Mullins' career has also included tenures at Macy's West and Foley's Department Stores.

Clark J. Hinkley joined the Company as Chief Executive Officer in February 2001 and served until February 2004. He remains employed until December 31, 2004, to assist in transition matters. From 1998 to 2001, Mr. Hinkley was Executive Vice President-Merchandising at the Children's Place. From 1987 to 1997, Mr. Hinkley was Executive Vice President and a member of the board of directors at Talbot's, when the Company grew from 112 to 620 stores with volume increasing from $200 million to $1.2 billion. Prior to this time, he was a merchandising executive at Dayton Hudson from 1963 to 1987.

Rebecca Powell Casey is Executive Vice President-Trend and Design of the Company. From 1992 until February 2001, Ms. Casey was Chief Executive Officer of the Company, and prior to that time had been President from 1987 to 1988, and Executive Vice President-Merchandise and Product Development from 1989 to 1991. Since 1977, Ms. Casey has been employed by the Company in various managerial positions.

Margaret A. Gilliam is President of Gilliam & Co., business advisors, a company she founded in 1997. She is also publisher of Gilliam Viewpoint, a monthly publication devoted to developments in the retail industry. Prior to 1997, she spent 21 years with Credit Suisse First Boston and its predecessors, where her last position was Director, Equity Research and Senior Analyst for retail trade and soft goods. Before joining CS First Boston, Ms. Gilliam spent ten years with Goldman Sachs and five years with three small institutional brokerage firms in succession. Ms. Gilliam currently serves on the Board of Directors at Horizon Group Properties, Inc., a real estate company specializing in outlet malls.

Leonard M. Snyder has been a marketing and management consultant since January 1995. He served as Chairman and Chief Executive Officer of One Price Clothing Stores, Inc. from 2001 until 2003. From 1998 to 2001, he was Non-Executive Chairman of the Board of Directors of One Price Clothing Stores, Inc. From 1987 to 1994, Mr. Snyder served as Chairman and Chief Executive Officer of Lamonts Apparel, Inc. Prior to his tenure at Lamonts, Mr. Snyder held executive positions with Allied Stores. Mr. Snyder is also a member of the Board of Directors of Paper Calmenson & Company, a diversified steel company.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE "FOR" THE NAMED NOMINEES

Director Compensation

Non-employee directors receive an annual retainer of $20,000, payable quarterly in cash. The Audit Committee Chairperson receives a $5,000 retainer and all members of the audit committee receive $1,000 per in-person meeting attended ($500 if telephonic). For all other committees, there are no fees for meetings so long as meetings are conducted in conjunction with regularly scheduled board meetings. All other committee members are compensated $500 for any telephonic meetings attended. Under the Company's 2003 Performance and Equity Incentive Plan, each incumbent non-employee director receives an option grant to purchase 5,000 shares of Common Stock upon reelection at each annual meeting of shareholders. Any newly elected non-employee director receives an initial option grant to purchase 10,000 shares upon election.

All directors of the Company are entitled to a discount on their clothing purchases off the retail price before markdowns and promotional discounts.

Committees

The Company's Board of Directors has an Audit Committee, Compensation Committee and Governance Committee.

The Audit Committee's functions include reviewing internal controls and approving the selection and retention of the Company's independent certified public accountants, reviewing with such accountants the plan for and results of their audit of the Company's consolidated financial statements and determining the independence of such accountants. During 2003, the Audit Committee was comprised of Mr. Abrams, as Chair, Mr. Snyder and Ms. Gilliam. The Audit Committee met seven times during 2003. The Board of Directors has determined that Mr. Abrams is a "financial expert," as contemplated by the rules of the Securities and Exchange Commission.

The Compensation Committee's function is to evaluate and recommend changes in compensation for all executive officers and certain other key personnel, and the creation and implementation of employee benefit plans and special employment and consulting agreements. The Compensation Committee met one time during 2003. During 2003, the Compensation Committee was comprised of Messrs. Snyder and Lester and Ms. Gilliam.

The Governance Committee was formed during 2000, and its function is to oversee and assist in connection with various management and corporate governance matters as well as to assist the Board in selecting and screening nominees for the Board. The Governance Committee met one time during 2003. In 2003, the Governance Committee was comprised of Messrs. Haslam and Snyder and Ms. Gilliam.

During 2003, the Board of Directors met five times. All incumbent directors attended at least 75% of the meetings of the Board of Directors and the committees on which they served.

Report of the Audit Committee

The Audit Committee of the Board of Directors of the Company oversees the Company's financial reporting process on behalf of the Board of Directors. Management, however, has the primary responsibility for the financial statements and the reporting process including the systems of internal controls.

The Audit Committee operates under a written charter that has been approved by the Board of Directors. Among other things, the charter specifies the scope of the Audit Committee's responsibilities, including structure, processes and membership requirements. The charter grants the sole authority for selection and retention of the Company's independent auditors to the Committee. A copy of the Audit Committee Charter as amended in 2003 is attached as an Appendix to this proxy statement.

In fulfilling its oversight responsibilities regarding the 2003 financial statements, the Audit Committee reviewed with Company management the audited financial statements. The Audit Committee's review included a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

The Audit Committee also reviewed the 2003 financial statements with the Company's independent auditors. The Company's independent auditors are responsible for expressing an opinion on the conformity of our audited financial statements with generally accepted accounting principles. The review with the independent auditors included a discussion of the auditors' judgments as to the quality, not just the acceptability, of the Company's accounting principles and such other matters as are required to be discussed with the Audit Committee under the Statement of Auditing Standards No. 61, as amended by Statement on Auditing Standards No. 10 (Communications With Audit Committee). In addition, the Audit Committee discussed with the independent auditors the auditors' independence from management and the Company, including the matters in the written disclosures received by the Audit Committee in accordance with the requirements of the Independence Standards Board Standard No. 1, and considered the compatibility of non-audit services with the auditors' independence.

The Audit Committee also discussed with the Company's independent auditors the overall scope and plans for their respective audits. The Audit Committee meets with the independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company's internal controls, and the overall quality of the Company's financial reporting. The Audit Committee held seven meetings during 2003, including quarterly meetings to discuss the Company's quarterly financial statements and quarterly reports on Forms 10-Q filed with the Securities and Exchange Commission.

In reliance on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board has approved, that the Company's audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended January 31, 2004 for filing with the Securities and Exchange Commission. The Audit Committee has also approved the selection of Ernst & Young LLP as the Company's independent auditors for 2004.

Members of the Audit Committee:

James D. Abrams, Chairman

Margaret A. Gilliam

Leonard M. Snyder

Audit and Other Fees

The firm of Ernst & Young was originally engaged in April 2002 to serve as the Company's independent auditor and subsequently retained for the annual audits for the subsequent fiscal years. The aggregate fees billed, including expenses, by Ernst & Young LLP for 2003 and 2002 for various services are set forth below:

	2003	2002
Audit Fees	$145,228	$121,937
Audit Related Fees	-	4,500
Tax Fees	69,300	23,786
Total Fees	$214,528	$150,223

Fees for audit services include fees associated with the annual audit of the Company and its subsidiaries and the review of the Company's quarterly reports on Form 10-Q. Audit-related fees principally include assistance with Sarbanes-Oxley Section 404 implementation. Tax fees include tax compliance, tax advice and tax planning related to Federal and state tax matters.

The Audit Committee has considered whether the provision of non-audit services by Ernst & Young LLP is compatible with maintaining auditor independence and adopted in 2003 a policy that requires pre-approval of all audit and non-audit services. This policy requires that documentation be submitted to the Committee to describe the specific services to be rendered and the prior approval of the Committee. All 2003 audit and non-audit services fees were approved in advance in accordance with the Committee's policies.

Corporate Governance

The Company qualifies as a "controlled company" under the applicable corporate governance rules of the American Stock Exchange ("AMEX") as a result of the fact that a "group" holds more than 50% of the voting power of the shares entitled to vote. See "Security Ownership of Certain Beneficial Owners and Management." As a controlled company, the Company is exempt from the requirement of the AMEX rules that its Board have a majority of independent directors and that the Company have a nominating and compensation committees composed of independent directors. The Company does not have a majority of independent directors but it does endeavor to maintain a compensation and nominating committee (which the Company designates as the Governance Committee) with independent directors, even though it is not required to do so.

The Company adopted Corporate Governance Guidelines and a Code of Business Conduct and Ethics in 2003. The Code of Business Conduct and Ethics is applicable to all employees and directors, including the Company's principal executive, financial and accounting officers. In addition, the Audit and Compensation Committees of the board each have a charter which has been approved by the board. A copy of the Corporate Governance Guidelines, Code of Business Conduct and Ethics and the Audit Committee Charter are available at the Company's website, www.harolds.com. The Company intends to disclose amendments to, or waivers from, its Code of Business Conduct and Ethics by posting to its website.

The Company's Corporate Governance Guidelines require that the non-management directors meet in executive session at least once each year and that the non-management directors have an opportunity to meet separately at each meeting of the Board, if desired. The Guidelines provide that the Non-Executive Chairman of the Board, currently Mr. Haslam, will preside over these meetings.

The Board has adopted the independence criteria of the AMEX corporate governance rules to determine the independence of its directors. In April 2004, the Board affirmatively determined that Messrs. Abrams, Haslam, Snyder and Ms. Gilliam were independent under these criteria. In addition, the Board has determined that Mssrs. Abrams and Snyder and Ms. Gilliam meet the independence requirements of the Securities and Exchange Commission and the AMEX for service on the Audit Committee.

The Company's Corporate Governance Guidelines provide that any person, including any shareholder, desiring to communicate with, or make any concerns known to the Company, directors generally, non-management directors or an individual director only, may do so by submitting them in writing to the Company's Corporate Secretary, with information to identify the person submitting the communication or concern, including the name, address, telephone number and an e-mail address (if applicable), together with information indicating the relationship of such person to the Company. The Company's Corporate Secretary is responsible for maintaining a record of any such communications or concerns and submitting them to the appropriate addressee(s) for potential action or response. The Company will establish the authenticity of any communication or concern before forwarding. Under the Corporate Governance Guidelines, the Company is not obligated to investigate or forward any anonymous submissions from persons who are not employees of the Company.

The Company does not have a specific policy regarding board member's attendance at annual meetings at of shareholders, although, as a general rule, all directors usually attend such meeting. At the 2003 annual meeting of shareholders, all directors attended the meeting except Messrs. Anderson, Haslam and Snyder.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

Executive Officers

The executive officers of the Company are as follows:
Name	Principal Position
Hubert W. Mullins	President and Chief Executive Officer
Rebecca Powell Casey	Executive Vice President - Trend and Design
Kenneth C. Row	Executive Vice President - Marketing
Jodi L. Taylor	Chief Financial Officer & Secretary
Curtis E. Elliott	Vice President - Planning and Merchandise
Jeffrey T. Morrell	Vice President - Human Resources
Eva M. Gordon	Vice President - Stores

The executive officers of the Company are elected by the Board of Directors and serve at its discretion, subject to the terms of any individual contracts. The following is a brief description of the business background of each of the executive officers who are not also directors of the Company. For biographical information concerning Hubert W. Mullins and Rebecca Powell Casey, see "Election of Directors - Nominees."

Kenneth C. Row was appointed Executive Vice President- Marketing of the Company in 1992. Prior to that time and since 1988, Mr. Row was Vice President-Marketing of the Company. Mr. Row has been employed by the Company and its predecessors in various managerial positions since 1986. His primary responsibilities include marketing and store construction and design.

Jodi L. Taylor was appointed as Chief Financial Officer in March 1998. Prior to that time, she served as Chief Financial Officer, Secretary and Treasurer of Baby Superstore, Inc. In 1997 Baby Superstore was acquired by Toys "R" Us, Inc. and Ms. Taylor remained as an executive involved with the merger and transition until joining Harold's Stores, Inc. in 1998. Ms. Taylor is a CPA who worked for Deloitte Haskins and Sells (now Deloitte & Touche) for 2 1/2 years before joining Baby Superstore in 1986.

Curtis E. Elliott has served as Vice President-Planning and Merchandise since 1997. Prior to that time, he worked for Comshare Retail, Incorporated as Project Manager and Senior Retail Consultant before joining Charming Shoppes, Inc. as the Division Director of Planning for the Men's and Kids Division in 1995.

Jeffrey T. Morrell has served as Vice President-Human Resources of the Company since 1996. Mr. Morrell served as Vice President-Stores from 1993 to 1996, and prior to that time was employed in various managerial capacities since 1990.

Eva M. Gordon has served as Vice President of Stores since September 2001. She began her career with the Company in 1996 as a General Manager and subsequently served as District Manager and Regional Manager. She was named Director of Stores in March 2001. Prior to joining Harold's, Ms. Gordon spent more than a decade with Mark Shale as a manager and buyer.

Executive Compensation

The following table sets forth information with respect to the chief executive officer and the other four most highly compensated executive officers of the Company who were serving in such capacities as of the end of 2003 (the "named executive officers").
Summary Compensation Table
		Annual Compensation		Long-Term Compensation
Name and Principal Position	Year	Salary (1)	Bonus	Securities Underlying Options (#)	All Other Compensation (2)
Clark J. Hinkley (3) Chief Executive Officer	2003 2002 2001	$350,000 450,000 424,039	--- --- $100,000	15,000 --- 500,000	$25,000 52,350 13,280
Rebecca Powell Casey Executive Vice President- Trend and Design	2003 2002 2001	$225,000 225,000 228,115	--- --- ---	15,000 20,000 ---	--- --- ---
Kenneth C. Row Executive Vice President- Marketing	2003 2002 2001	$200,000 200,000 200,000	--- --- ---	15,000 20,000 ---	$7,500 7,212 ---
Jodi L. Taylor Chief Financial Officer, Secretary	2003 2002 2001	$180,000 180,000 180,000	--- --- $10,000	15,000 75,000 50,000	--- --- ---
Curtis E. Elliott Vice President-Planning and Merchandise	2003 2002 2001	$145,000 140,000 135,000	--- --- ---	10,000 25,000 25,000	--- --- ---

  Personal benefits provided by the Company to each of the named executive officers do not exceed 10% of total annual salary and bonus reported for the named executive officer and are not included in this total.
  "All Other Compensation" in 2002 for Clark J. Hinkley consisted principally of $25,000 per year for 2002 and 2003 paid in conjunction with Mr. Hinkley's employment contract to cover dues, memberships and employee-owned automobile expenses. Mr. Hinkley's 2001 "All Other Compensation" consisted of relocation expenses. "All Other Compensation" for Kenneth Row in 2002 and 2003 consisted of automobile allowance.
  On February 9, 2004, Mr. Hinkley announced his retirement as Chief Executive Officer. Simultaneously with this announcement, Hubert W. Mullins was appointed President and Chief Executive Officer.

Options Granted In 2003

The following table provides information with respect to the named executive officers who received grants of options in 2003.

Individual Options Granted In 2003(1)
Name	Number of Securities Underlying Options Granted (#)	Percent of Total Options Granted To Employees in Year 2003	Exercise Price	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term (2) 5% 10%
Clark J. Hinkley	15,000	4.80%	$1.40	June 19, 2013	$13,207	$33,469
Rebecca P. Casey	15,000	4.80%	$1.40	June 19, 2013	13,207	33,469
Kenneth C. Row	15,000	4.80%	$1.40	June 19, 2013	13,207	33,469
Jodi L. Taylor	15,000	4.80%	$1.40	June 19, 2013	13,207	33,469
Curtis E. Elliott	10,000	3.20%	$1.40	June 19, 2013	8,805	22,312

(1) All options granted to the named executive officers during 2003 are non-qualified, have a ten-year term, and become vested and exercisable in annual installments of 20% of the total number of shares covered by the option, beginning on the first anniversary of the grant date.

(2) These amounts are calculated based on certain assumed rates of appreciation and annual compounding from the date of grant to the end of the option term. Actual gains, if any, are dependent on the future performance of the Common Stock and overall stock market condition. There can be no assurance that the amounts reflected in this table will be achieved.

Option Exercises and Year-End Option Values

The following table provides information with respect to the named executive officers concerning the exercise of options during 2003 and unexercised options held as of January 31, 2004.

Option Exercises And Year-End Valuation Table

Name	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Securities Underlying Unexercised Options at Fiscal Year-End (#)		Value of Unexercised In-The-Money Options At Fiscal Year End ($)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Clark J. Hinkley	-	-	263,000	252,000	$173,950	$175,800
Rebecca P. Casey	-	-	100,520	28,000	7,150	28,600
Kenneth C. Row	-	-	140,331	28,000	7,150	28,600
Jodi L. Taylor	-	-	121,000	102,000	23,200	67,800
Curtis E. Elliott			26,100	43,000	11,050	31,700

Employment Agreements

The Company has an employment agreement with Hubert W. Mullins, President and Chief Executive Officer and Clark J. Hinkley, former Chief Executive Officer. Mr. Mullins' agreement was entered into effective as of February 2004 and provides for no specified term with either party having the right to terminate without cause with 30 days written notice, an annual base salary of $600,000, plus an annual performance bonus based on results of operations. Additionally, the contract provides for a stock option grant upon hiring of 300,000 shares of Common Stock, as well as appropriate employee benefits. Base compensation may be adjusted by the Compensation Committee to ensure that it is consistent with peer group public companies within the apparel and accessories stores industry. The annual performance bonus, if any, is determined by the Compensation Committee after the results of operations covered by the employment contract have been calculated.

Mr. Hinkley's employment agreement, as amended February 2004, provides for annual base salary of $450,000 through June 2004. Beginning July 2004 through January 2005, Mr. Hinkley's compensation reduces to $250,000 per annum. Mr. Hinkley's original employment contract from February 2001, provided for annual base salary of $450,000. Additionally, the contract provided for a guaranteed bonus of $100,000 in the first year of employment and a stock option grant upon hiring of 500,000 shares of Common Stock, as well as reimbursement of relocation expenses and appropriate employee benefits. On February 4, 2003 Mr. Hinkley's employment agreement was amended in conjunction with the purchase of the 2003-A Preferred Stock by Inter-Him N.V. and W. Howard Lester whose representatives separately negotiated the amended agreement with Mr. Hinkley. In this amendment, Mr. Hinkley agreed to reduce his base salary from $450,000 to $350,000 for the period from February 1, 2003 to January 31, 2004. The amended employment agreement provided that Mr. Hinkley could earn a bonus with respect to this period of up to $100,000 if the Company had net after-tax earnings for the period. After the expiration of the specified period, Mr. Hinkley's annual salary returned to $450,000. In addition, the amended employment agreement provided that the Company may terminate Mr. Hinkley for cause upon the occurrence of certain specified events. These amendments were designed as incentive for Mr. Hinkley to meet the Company's 2003 goals.

The Company also had an employment agreement with Rebecca Powell Casey, Executive Vice President-Trend and Design (formerly Chairman of the Board and Chief Executive Officer) of the Company, which expired January 31, 2003. The agreement was entered into effective as of the beginning of 1998 and was subsequently amended, most recently in 2001 to provide for annual base salary of $225,000, plus an annual performance bonus based on results of operations. Base compensation may be adjusted by the Compensation Committee to ensure that it is consistent with peer group public companies within the apparel and accessories stores industry. The annual performance bonus, if any, is determined by the Compensation Committee after the results of operations covered by the employment contract have been calculated.

Compensation Committee Report on Executive Compensation

The Compensation Committee of the Board of Directors establishes the general compensation policies of the Company, including specific compensation levels for the Company's executive officers, and administers the Company's 2002 Performance and Equity Incentive Plan and other employee incentive plans. The components of the Company's executive officer compensation program and the basis on which 2003 compensation determinations were made by the Compensation Committee with respect to the executive officers of the Company, including the named executive officers, are discussed below.

The Compensation Committee generally believes that the total cash compensation of its executive officers should be similar to the total cash compensation of similarly situated executives of peer group public companies within the apparel and accessories stores industry. Further, a significant portion of the complete compensation package should be tied to the Company's success in achieving profit, cash flow, and Company growth.

A competitive base salary is considered vital to support the continuity of management. The Compensation Committee has established the base salaries of the Company's executive officers based in part on a survey of executive compensation paid by local and national retail companies. This survey was compiled for the Compensation Committee by the Wyatt Company and others in 1995 and has been updated based on data provided by the National Retail Federation. The Compensation Committee also considers the experience, capability and overall performance of each executive officer, as well as the competitive marketplace for executive talent, in establishing base salaries.

As discussed elsewhere herein, during 2003 the Company had employment agreements with certain of its executive officers, specifically Clark J. Hinkley. The agreement was amended in February 2004 in conjunction with the hiring of Hubert W. Mullins as President and Chief Executive Officer in order to ensure a smooth transition for the Company due to Mr. Hinkley's planned retirement. It was also amended in February 2003 in conjunction with the purchase of the 2003-A Preferred Stock by Inter-Him N.V. and W. Howard Lester, whose representatives separately negotiated the amendment with Mr. Hinkley for approval by the Board. This amendment was designed as incentive for Mr. Hinkley to meet the Company's 2003 goals. The base salary of the other named executive officers was established based primarily upon analysis of the surveys described above and the Company's historical profitability. The Company believes that the officers' cash bonuses should be tied to the Company's success in achieving near-term results. Cash bonuses are based on a bonus pool determined by the Compensation Committee. The Compensation Committee's primary goal is to tie bonus awards to the performance of the Company.

Although the Company's losses declined considerably in 2003, the Compensation Committee did not award performance-based bonuses to executive officers since a loss was still recorded.

The Compensation Committee intends to reward long-term strategic management practices and enhancement of shareholder value through the award of stock options and other stock based awards under the Company's 2002 Performance and Equity Incentive Plan. The objective of equity based compensation is to more closely align the interest of the executive officers with those of the shareholders. The ultimate value of the awards will depend on the continued success of the Company, thereby creating a continuing incentive for executive officers to perform long after the initial grant. During 2003, the Compensation Committee granted options to each member of the executive management team in lieu of base salary adjustments; see "Executive Compensation and Other Information-Option Grants in 2003." The Compensation Committee believes that total executive compensation in future years will continue to include equity-based incentive compensation, such as stock options and stock bonuses.

The Compensation Committee has not adopted a policy with respect to qualification of executive compensation in excess of $1 million per individual for deduction under Section 162(m) of the Internal Revenue Code of 1986, as amended, and the regulations thereunder. In evaluating any policy for future periods, the Compensation Committee would expect to consider a number of factors, including the nature of the Company's compensatory arrangements under employment contracts or otherwise, the materiality of amounts likely to be involved and potential ramifications of any loss of flexibility to respond to unforeseeable changes in circumstances that might result from such policy.

We believe that the Company has an appropriate compensation structure, which properly rewards and motivates its executive officers to build stockholder value.

Members of the Compensation Committee:

Leonard M. Snyder, Chairman

W. Howard Lester

Margaret A. Gilliam

Shareholder Return Performance Graph

The following graph presented in accordance with the requirements of the Securities and Exchange Commission shows the cumulative total stockholder return on the Company's Common Stock over the last five fiscal years as compared to the returns of the American Stock Exchange Market Value Index (the "Broad Market Index") and the MG Industry Group Index -Apparel and Accessories Stores ("the Industry Index"). The Industry Index includes The Gap, Inc., The Limited, Inc., Talbot's and other apparel and accessories stores.

The graph assumes an investment of $100 at the beginning of the five-year period on January 30, 1999, and that any dividends were invested.

[Graph appears here.]
	AS OF FISCAL YEAR ENDED
	1-29-2000	2-03-2001	2-02-2002	2-01-2003	1-31-2004
Harold's Stores, Inc.	54.24	46.10	36.61	15.73	41.36
MG Industry Group Index - Apparel and Accessories Stores	90.96	95.93	75.05	63.78	93.13
AMEX Market Value Index	117.85	123.84	108.91	170.30	150.61

RELATED PARTY TRANSACTIONS

The Company leases a 46,132 square foot building used primarily as its corporate headquarters and a men's and ladies' buying office in Dallas, Texas (the "Dallas Office"), an 85,000 square foot warehouse and distribution center located in Norman, Oklahoma and certain retail stores and related facilities from a limited partnership whose partners include Rebecca Powell Casey, an executive officer and director of the Company, and certain members of her family.

The term of the Dallas Office lease was amended in October 2003 and February 2003, expiring September 2010 with annual rent payments of $426,010 plus insurance and property taxes until October 2003, at which time the annual rent decreased to $305,291, plus insurance, utilities and property taxes until September 2004, at which time the annual rent will be $317,880, plus insurance, utilities and property taxes until November 2005, at which time annual rent will be $461,320 plus insurance, utilities and property taxes until September 2007, at which time the annual rent will be $484,386 plus insurance, utilities and property taxes until expiration of the lease. The lease contains two renewal options of five years each. The October 2003 amendment assigned the lease to a new lessor, consisting of the above referenced limited partnership and W. Howard Lester, a director. In conjunction with the rental reductions instituted with the February 2003 amendment, the limited partnership was issued 1,417 shares of Series 2003-A Preferred Stock on March 1, 2004.

The term of the warehouse and distribution center lease expires in June 2012, with annual rental payments of $351,882 plus insurance, utilities and property taxes until July 2003, at which time the annual rent increases annually on a fixed scale up to a maximum of $419,951 during the final year of the lease.

The lease for the retail stores and related facilities expires in June 2008 and provides for annual base rental payments and percentage rent equal to 4% of sales plus insurance, utilities and property taxes. During 2003, the Company made aggregate rental payments of approximately $214,000 for these facilities.

The terms of all of the lease transactions described above were approved by the disinterested members of the Board of Directors.

In February 2003, the Company sold shares of its 2003 Preferred Stock to the following persons for the consideration indicated. The sale of the shares was approved by the disinterested members of the Board of Directors:

	2003-A Preferred Stock
Name	Number of Shares	Cash Purchase Price
Inter-Him N.V.	37,500	$3,750,000
W. Howard Lester	12,500	1,250,000
Total	50,000	$5,000,000

In July 2003, the Company negotiated an increase of $2 million in its total borrowing availability under its existing credit facility with Wells Fargo Retail Finance, LLC in order to provide additional working capital. This was extended to the Company based upon a $2 million loan participation agreement between Wells Fargo and RonHow, LLC, an entity owned and controlled directly or indirectly by Ronald de Waal and W. Howard Lester. Messrs. de Waal and Lester are both major beneficial owners of Company common stock and preferred stock, and Mr. Lester is also a director of the Company. In April 2004 RonHow, LLC extended an additional $2 million under the loan participation agreement, bringing the total participation with Wells Fargo and RonHow, LLC to $4 million. These transactions were approved by the disinterested members of the Board of Directors.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following tables set forth certain information regarding the beneficial ownership of the Company's Common Stock and 2001-A, 2002-A and 2003-A Preferred Stock as of April 26, 2004 by (i) each nominee for election as a director, (ii) the named executive officers, (iii) all current executive officers and directors of the Company as a group, and (iv) all those known by the Company to be beneficial owners of more than five percent of the Company's Common Stock or a series of the Company's Preferred Stock.
TABLE I	Amount and Nature of Beneficial Ownership (1)
	Common Stock
	Shares	%
Section 13(d) Group Consisting of: (2)	12,419,378	72.4%
Ronald de Waal (3)
Inter-Him N.V. (3)
W. Howard Lester (4)
Rebecca Powell Casey (5)
Other Beneficial Owners of More Than 5% of the Common Stock:
Michael T. Casey (6)	437,482	7.0%
H. Rainey Powell (7)	492,029	7.9%
Lisa Powell Hunt (8)	386,753	6.2%
Elizabeth M. Powell Trust B (9)	402,497	6.5%
Arvest Bank Group, Inc. (10)	475,824	7.7%
Arvest Trust Company, N.A. (10)	475,824	7.7%
SAFECO Asset Management Company 601 Union Street Suite 2500 Seattle, WA 98101	831,284	13.4%
Directors and Named Executive Officers:
Hubert W. Mullins
Clark J. Hinkley (11)	394,663	6.0%
Rebecca Powell Casey (2) (5)	12,419,378	72.4%
Margaret A. Gilliam (12)	108,649	1.7%
William E. Haslam (13)	181,865	2.8%
W. Howard Lester (2) (4)	12,419,378	72.4%
James D. Abrams	18,750	*
Robert L. Anderson (14)	59,322	*
Leonard M. Snyder (14)	30,312	*
Curtis E. Elliott (14)	26,149	*
Kenneth C. Row (14)	147,673	2.3%
Jodi L. Taylor (14)	132,993	2.1%
Eva M. Gordon (14)	34,679	*
Jeffrey T. Morrell (14)	21,245	*
All Directors and Executive Officers as a Group (14 persons): (15)	13,575,678	74.4%

*Less than one percent.

TABLE II	Amount and Nature of Beneficial Ownership (1)
	2001-A Preferred Stock		2002-A Preferred Stock		2003-A Preferred Stock
	Shares	%	Shares	%	Shares	%
Section 13(d) Group Consisting of: (2)	332,745	100.0%	173,955	82.5%	52,283	97.4%
Ronald de Waal (3)
Inter-Him N.V. (3)
W. Howard Lester (4)
Rebecca Powell Casey (5)
Other Beneficial Owners of More Than 5% of a Series of Preferred Stock:
William E. Haslam (13)	-	-	21,503	10.2%	-	-
Directors and Named Executive Officers:
Clark J. Hinkley (11)	-	-	5,166	2.4%	-	-
Rebecca Powell Casey (2) (5)	332,745	100.0%	173,955	82.5%	52,283	97.4%
Margaret A. Gilliam (12)	-	-	10,333	4.9%	-	-
William E. Haslam (13)	-	-	21,503	10.2%	-	-
W. Howard Lester (2) (4)	332,745	100.0%	173,955	82.5%	52,283	97.4%
James D. Abrams (14)	-	-	-	-	-	-
Robert L. Anderson (14)	-	-	-	-	-	-
Leonard M. Snyder (14)	-	-	-	-	-	-
Curtis E. Elliott (14)	-	-	-	-	-	-
Kenneth C. Row (14)	-	-	-	-	-	-
Jodi L. Taylor (14)	-	-	-	-	-	-
All Directors and Executive Officers as a Group (14 persons): (15)	332,745	100.0%	210,957	100.0%	52,283	97.4%

(1) This table is based upon information available to the Company. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, the Company believes that each of the shareholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. The percentage of ownership for each person is calculated in accordance with rules of Securities and Exchange Commission without regard to shares of Common Stock issuable upon exercise of outstanding stock options, except that any shares a person is deemed to own by having a right to acquire by exercise of an option exercisable within 60 days are considered outstanding solely for purposes of calculating such person's percentage ownership.

(2) As a result of the Voting Agreement, the named beneficial owners may be deemed to constitute a "group" within the meaning of Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations promulgated thereunder. Because each member of such "group" may, pursuant to Rule 13d-5 under the Exchange Act, be deemed to share beneficial ownership of all of the Company's securities owned by each of the other members of such "group," the named beneficial owners may be deemed to share beneficial ownership of all of the Company's securities owned by them, collectively consisting of 1,469,220 shares of Common Stock, 130,958 shares of Common Stock issuable upon exercise of stock options exercisable within 60 days, 4,993,649 shares of Common Stock that may be received pursuant to the conversion of 2001-A Preferred Stock owned by members of the group, 1,325,808 shares of Common Stock that may be received pursuant to the conversion of 2002-A Preferred Stock owned by members of the group, 4,499,743 shares of Common Stock that may be received pursuant to the conversion of 2003-A Preferred Stock owned by members of the group, 332,745 shares of 2001-A Preferred Stock, 173,955 shares of 2002-A Preferred Stock and 52,283 shares of 2003-A Preferred Stock.

(3) Shares beneficially owned by Inter-Him N.V., Prof. Kern Kampweg 8a (Post Office Box 3361), Curacao, Netherlands Antilles, include 685,319 shares of Common Stock, 4,323,474 shares of Common Stock that may be received pursuant to the conversion of 2001-A Preferred Stock owned by Inter-Him N.V., 646,328 shares of Common Stock that may be received pursuant to the conversion of 2002-A Preferred Stock owned by Inter-Him N.V., 3,367,769 shares of Common Stock that may be received pursuant to the conversion of 2003-A Preferred Stock owned by Inter-Him N.V., 287,425 shares of 2001-A Preferred Stock, 85,251 shares of 2002-A Preferred Stock and 39,018 shares of 2003-A Preferred Stock owned directly by Inter-Him N.V. Ronald de Waal, "Ertbrugge," Ertbruggestraat 136, BE-2110, Wijnegem, Belgium, is a managing director of Inter-Him N.V. and may be deemed to beneficially own all of the shares owned by Inter-Him N.V.

(4) Shares beneficially owned by W. Howard Lester, 3250 Van Ness Avenue, San Francisco, CA 94109 include 7,836 shares of Common Stock, 30,438 shares of Common Stock issuable upon exercise of stock options exercisable within 60 days, 670,175 shares of Common Stock that may be received pursuant to the conversion of 2001-A Preferred Stock owned by Mr. Lester, 679,480 shares of Common Stock that may be received pursuant to the conversion of 2002-A Preferred Stock owned by Mr. Lester, 1,131,974 shares of Common Stock that may be received pursuant to the conversion of 2003-A Preferred Stock owned by Mr. Lester, 45,320 shares of 2001-A Preferred Stock, 88,704 shares of 2002-A Preferred Stock and 13,265 shares of 2003-A Preferred Stock owned directly by Mr. Lester.

(5) Shares beneficially owned by Rebecca Powell Casey, 5919 Maple Avenue, Dallas, TX 75235, include 670,942 shares of Common Stock held directly, 105,123 shares of Common Stock held as custodian for the benefit of her minor children, and 100,520 shares of Common Stock issuable upon exercise of stock options exercisable within 60 days. Such shares do not include 437,482 shares that are beneficially owned by her husband Michael T. Casey (see note 6 below), and Ms. Casey disclaims beneficial ownership of such shares.

(6) Shares beneficially owned by Michael T. Casey, 2341 S.E. 8th, Grand Prairie, TX 75051, include 349,772 shares of Common Stock held directly, 42,000 shares of Common Stock held by the H. Rainey Powell and Mary U. Powell 1997 Irrevocable Trust, of which Mr. Casey is trustee, 1,417 shares of 2003-A Preferred Stock and 45,710 shares of Common Stock that may be received pursuant to the conversion of such 2003-A Preferred Stock. Such shares of 2003-A Preferred Stock are indirectly held by 329 Holdings, L.L.C., in its capacity as the general partner of 329 Partners-II Limited Partnership. Mr. Casey is a manager of 329 Holdings, L.L.C. and therefore may be deemed to beneficially own such shares. Such shares do not include 876,585 shares that are beneficially owned by his wife Rebecca Powell Casey (see note 5 above), and Mr. Casey disclaims beneficial ownership of such shares.

(7) Shares beneficially owned by H. Rainey Powell, 1926 Pin Oak Circle, Norman, OK 73072, include 374,137 shares of Common Stock held directly, 72,182 shares of Common Stock held as custodian for the benefit of his minor children, 1,417 shares of 2003-A Preferred Stock and 45,710 shares of Common Stock that may be received pursuant to the conversion of such 2003-A Preferred Stock. Such shares of 2003-A Preferred Stock are indirectly held by 329 Holdings, L.L.C., in its capacity as the general partner of 329 Partners-II Limited Partnership. Mr. Powell is a manager of 329 Holdings, L.L.C. and therefore may be deemed to beneficially own such shares. Such shares do not include 66,875 shares of Common Stock that are owned by his wife Mary U. Powell, and Mr. Powell disclaims beneficial ownership of such shares.

(8) Shares beneficially owned by Lisa Powell Hunt, 8325 Douglas Avenue, Dallas, TX, include 301,097 shares of Common Stock held directly and 85,656 shares of Common Stock held as custodian for the benefit of her minor children. Such shares do not include 35,041 shares of Common Stock that are beneficially owned by her husband Clay M. Hunt, and Ms. Hunt disclaims beneficial ownership of such shares.

(9) The Elizabeth M. Powell Trust B, 200 East Main, Norman, OK 73069, c/o Arvest Trust Company, N.A., trustee, holds directly 402,497 shares of Common Stock.

(10) Arvest Trust Company, N.A., 201 W. Walnut, Rogers, AR 72756, is a limited purpose national bank engaged in the business of providing trust and related services. In such capacity, Arvest Trust Company, N.A. serves as trustee of the Elizabeth M. Powell Trust A and the Elizabeth M. Powell Trust B and, by virtue of its voting and investment power over the shares of Common Stock held by such trusts, may be deemed to beneficially own the shares of Common Stock held by such trusts. The Elizabeth M. Powell Trust A holds directly 63,884 shares of Common Stock, and the Elizabeth M. Powell Trust B holds directly 402,497 shares of Common Stock. The shares beneficially owned by Arvest Trust Company, N.A. also include 9,443 shares of Common Stock held by trusts or fiduciary accounts of which Arvest Trust Company, N.A. is trustee or account manager and exercises voting or investment power but which are not related to any of the other beneficial owners described herein. Arvest Trust Company, N.A. is a wholly-owned subsidiary of Arvest Bank Group, Inc., 125 W. Central, P.O. Box 218, Bentonville, AR 72712, and Arvest Bank Group, Inc. may be deemed to beneficially own the shares that are beneficially owned by Arvest Trust Company, N.A. as a result of its ownership of Arvest Trust Company, N.A.

(11) Shares beneficially owned by Clark J. Hinkley, 5919 Maple Avenue, Dallas, TX 75235, include 12,500 shares of Common Stock held directly, 343,000 shares of Common Stock issuable upon exercise of stock options exercisable within 60 days, 39,163 shares of Common Stock that may be received pursuant to the conversion of 2002-A Preferred Stock owned by Mr. Hinkley, and 5,166 shares of 2002-A Preferred Stock owned directly by Mr. Hinkley.

(12) Shares beneficially owned by Margaret A. Gilliam, 15 West 53rd Street, Suite 34A, New York, NY 10019, include 3,312 shares of Common Stock held directly, 27,000 shares of Common Stock issuable upon exercise of stock options exercisable within 60 days, 78,337 shares of Common Stock that may be received pursuant to the conversion of 2002-A Preferred Stock owned by Ms. Gilliam, and 10,333 shares of 2002-A Preferred Stock owned directly by Ms. Gilliam.

(13) Shares beneficially owned by William E. Haslam, 5508 Lonas Road, Knoxville, TN 37909, include 2,153 shares of Common Stock held directly, 15,000 shares of Common Stock issuable upon exercise of stock options exercisable within 60 days, 164,712 shares of Common Stock that may be received pursuant to the conversion of 2002-A Preferred Stock owned by Mr. Haslam, and 21,503 shares of 2002-A Preferred Stock owned directly by Mr. Haslam.

(14) Includes shares that the named individuals have the right to acquire upon exercise of stock options exercisable within 60 days as follows: Robert L. Anderson - 57,000; Leonard M. Snyder - 27,000; Curtis E. Elliott - 26,100; Kenneth C. Row - 140,331; Jodi L. Taylor - 121,000; Eva M. Gordon - 33,400; and Jeffrey T. Morrell - 21,245.

(15) Includes 12,419,378 shares of Common Stock, 332,745 shares of 2001-A Preferred Stock, 173,955 shares of 2002-A Preferred Stock and 52,283 shares of 2003-A Preferred Stock that Rebecca Powell Casey and W. Howard Lester may be deemed to beneficially own as a result of their inclusion in the Section 13(d) group (see notes 2, 4 and 5 above), and 63,012 shares of Common Stock held directly by the other directors and officers, 811,076 shares of Common Stock that such other directors and executive officers have the right to acquire upon exercise of stock options exercisable within 60 days, 282,212 shares of Common Stock that may be received by certain of such other directors and officers pursuant to the conversion of 2002-A Preferred Stock owned by them, and 37,002 shares of 2002-A Preferred Stock owned by such other directors and officers.

Equity Compensation Plans

The following table provides certain information as of January 31, 2004 with respect to the shares of the Company's Common Stock that may be issued under the existing equity compensation plans:

Plan Category	Number of Shares to be Issued Upon Exercise of Outstanding Options	Weighted-Average Exercise Price of Outstanding Options	Remaining Shares Available for Future Issuance Under Equity Compensation Plans
Equity Compensation Plans Approved by Shareholders	2,220,784	$3.43	665,442
Equity Compensation Plans Not Approved by Shareholders	N/A	N/A	N/A

COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934

Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors, officers and persons who beneficially own more than 10% of the Company's Common Stock to file with the Securities and Exchange Commission and the American Stock Exchange initial reports of ownership and reports of changes in ownership of Common Stock of the Company. Officers, directors and greater than 10% beneficial owners are required by regulation to furnish to the Company copies of all Section 16(a) reports they file. Based solely on review of the copies of such reports furnished to the Company and written representations that no other reports were required during 2003, to the Company's knowledge all Section 16(a) filing requirements applicable to its officers, directors and greater than 10% beneficial owners during 2003 were complied with on a timely basis, except as follows:

W. Howard Lester was late in filing 2003 Forms 4 for May, August and November 2001-A Preferred Stock and October 2002-A Preferred Stock dividend reinvestments; William E. Haslam was late in filing a 2003 Form 4 for the October 2002-A Preferred Stock dividend reinvestment; and Jeffrey T. Morrell was late in filing a Form 4 for a stock acquisition and sale in December 2003.

VOTING AT ANNUAL MEETING

The director nominees receiving a plurality of the votes of the holders of Common Stock and 2001-A, 2002-A and 2003-A Preferred Stock, voting together as a single class, the 2001-A and 2002-A Preferred Stock, voting together as a separate class, or the 2003-A Preferred Stock, voting as a separate class, as the case may be, will be elected as directors. Any other matters properly brought before the Annual Meeting will be decided by a majority of the votes cast on the matter, unless otherwise required by law.

Because directors are elected by a plurality vote rather than a majority of the shares entitled to vote or a majority of the shares present in person or represented by proxy at the Annual Meeting, proxies marked "withhold authority" with respect to any one or more nominees will not affect the outcome of the nominee's election unless the nominee receives no affirmative votes or unless other candidates are nominated for election as directors.

The office of the Company's Secretary appoints an inspector of election to tabulate all votes and to certify the results of all matters voted upon at the Annual Meeting. Neither the corporate law of the State of Oklahoma, the state in which the Company is incorporated, nor the Company's Certificate of Incorporation or Bylaws, has any specific provisions regarding the treatment of abstentions and broker non-votes. It is the Company's policy to count abstentions or broker non-votes for the purpose of determining the presence of a quorum at the meeting. Abstentions will be treated as shares represented at the Annual Meeting for determining results on actions requiring a majority vote but will not be considered in determining results of plurality votes. Shares represented by proxies returned by brokers where the broker's discretionary authority is limited by stock exchange rules will be treated as represented at the Annual Meeting only as to such matter or matters voted on in the proxy. Shares represented by limited proxies will be treated as represented at the meeting only as to such matter or matters for which authority is granted in the limited proxy.

INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Ernst & Young LLP served as the Company's independent certified public accountants for 2003 and has been reappointed for 2004. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting, with the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

PROPOSALS OF SHAREHOLDERS AND NOMINATIONS

The Board of Directors will consider proposals of shareholders intended to be presented for action at annual meetings of shareholders. According to the rules of the Securities and Exchange Commission, such proposals shall be included in the Company's Proxy Statement if they are received in a timely manner and if certain requirements are met. For a shareholder proposal to be included in the Company's Proxy Statement relating to the 2004 Annual Meeting of Shareholders, a written proposal complying with the requirements established by the Securities and Exchange Commission, including Rule 14a-8 under the Securities Exchange Act of 1934, must be received no later January 9, 2005. In addition, shareholders are notified that the deadline for providing the Company timely notice of any shareholder proposal to be submitted outside of the Rule 14a-8 process for consideration at the 2004 Annual Meeting of Shareholders is March 24, 2005. As to all such matters of which the Company does not have notice as of March 24, 2005 discretionary authority to vote on such matters will be granted to the persons designated in the proxies solicited by the Company relating to the 2004 Annual Meeting. All shareholder proposals should be delivered to Harold's Stores, Inc., Shareholder Relations, Post Office Drawer 2970, Norman, Oklahoma 73070-2970.

The Company's Corporate Governance Guidelines provide that the Corporate Governance Committee is responsible for assessing the skills and characteristics of Board members and for screening potential Board candidates, subject to the rights of the holders of the Company's outstanding preferred stock to designate directors. The criteria for nomination of directors are set forth in the Corporate Governance Guidelines and the guidelines do not address specific minimum qualifications or skills that a nominee or board member must have. The process used by the Corporate Governance Committee for identifying and evaluating nominees for the Company's board consists of reviewing qualifications of candidates suggested by management, other board members or shareholders, and requires direct input from the Chief Executive Officer and personal interviews of the candidate with at least two members of the Committee. Under the Corporate Governance Guidelines, the Corporate Governance Committee will consider recommendations from shareholders for nomination as a Board member. Any such recommendation should be addressed to the Company's corporate secretary and should contain (i) the name, address and telephone number and number of shares owned by the shareholder making the recommendation and a statement that the shareholder has a good faith intent to remain as a shareholder until the Company's next annual meeting of shareholders; (ii) the information about the proposed nominee that would be required to be disclosed by the applicable rules of the Securities and Exchange Commission if the nominee were nominated; (iii) a description of any relationship between the nominee and the shareholder making the recommendation; (iv) any additional information that the shareholder desires to submit addressing the reasons that the nominee should be nominated to the Board; and (v) a consent of the nominee to be interviewed by the Committee if requested and to serve on the Board if nominated and elected. Any recommendation should be submitted at least 120 days prior to the first anniversary of the date of the proxy statement for the prior annual meeting of shareholders. There are no specific minimum qualifications for shareholder nominees. The Company has not previously received nominees from common shareholders and, accordingly, is unable to determine whether the process for evaluation of shareholder nominees differs from the process for evaluation of other nominees. Any increase in the size of the Board currently requires the approval of the holders of the Company's outstanding preferred stock.

OTHER MATTERS

The Company does not know of any matters to be presented for action at the Annual Meeting other than those listed in the Notice of Meeting and referred to herein. If any other matters properly come before the Annual Meeting, it is intended that the proxy solicited hereby will be voted in accordance with the recommendation of the Board of Directors.

Copies of the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission may be obtained, without charge to shareholders, by writing Harold's Stores, Inc., Shareholder Relations, Post Office Drawer 2970, Norman, Oklahoma 73070-2970.

HAROLD'S STORES, INC.

AUDIT COMMITTEE CHARTER

As Adopted November, 2003

Purpose

The Audit Committee is appointed by the Board to assist the Board in monitoring (1) the integrity of the financial statements of the Company, (2) the independent auditor's qualifications and independence, (3) the performance of the Company's internal audit function and independent auditors, and (4) the compliance by the Company with legal and regulatory requirements.

The Audit Committee shall prepare the report required by the rules of the Securities and Exchange Commission (the "Commission") to be included in the Company's annual proxy statement.

Committee Membership

The Audit Committee shall consist of no fewer than three members. The members of the Audit Committee shall meet the independence and experience requirements of the American Stock Exchange, Section 10A(m)(3) of the Securities Exchange Act of 1934 (the "Exchange Act") and the rules and regulations of the Commission. The Board shall use its best efforts to assure that at least one member of the Audit Committee shall be an audit committee "financial expert" as defined by the Commission. Audit Committee members shall not simultaneously serve on the audit committees of more than two other public companies. The members of the Audit Committee shall be appointed by the Board. Audit Committee members may be replaced by the Board.

Meetings

The Audit Committee shall meet as often as it determines, but no less frequently than quarterly. The Audit Committee shall meet periodically with management, the internal auditors and the independent auditor in separate executive sessions. The Audit Committee may request any officer or employee of the Company or the Company's outside counsel or independent auditor to attend a meeting of the Committee or to meet with any members of, or consultants to, the Committee.

Committee Authority and Responsibilities

The Audit Committee shall have the sole authority to appoint, contract or replace the independent auditor and is responsible for the Company's relationship with its independent auditors. The Audit Committee shall be directly responsible for the compensation and oversight of the work of the independent auditor (including resolution of disagreements between management and the independent auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or related work. The independent auditor shall report directly to the Audit Committee.

The Audit Committee shall pre-approve all auditing services and permitted non-audit services (including the fees and terms thereof) to be performed for the Company by its independent auditor, subject to the de minimis exceptions for non-audit services described in Section 10(A)(i)(1)(B) of the Exchange Act which are approved by the Audit Committee prior to the completion of the audit. See Exhibit A attached for such pre-approval policy. The Audit Committee may delegate pre-approval authority to one or more members when appropriate, provided that any decisions to grant pre-approvals shall be presented to the full Audit Committee at its next scheduled meeting.

The Audit Committee shall have the authority, to the extent it deems necessary or appropriate, to retain outside legal, accounting or other advisors. The Company shall provide for appropriate funding, as determined by the Audit Committee, for payment of compensation to the independent auditor and for payment of compensation to any outside legal, accounting or other advisors employed by the Audit Committee.

The Audit Committee shall make regular reports to the Board. The Audit Committee shall review and reassess the adequacy of this Charter annually and recommend any proposed changes to the Board for approval. The Audit Committee shall annually review the Audit Committee's own performance.

The Audit Committee shall make recommendations to the Board with respect to the employment, performance and retention of the Company's Chief Financial and Chief Accounting Officers.

In addition to any other matters that the Board may assign to the Audit Committee, the Audit Committee shall:

A. Financial Statement and Disclosure Matters

  Review and discuss with management and the independent auditor the annual audited financial statements, including disclosures made in management's discussion and analysis ("MD&A") of its Form 10-Q and 10-K filings, and recommend to the Board whether the audited financial statements should be included in the Company's Form 10-K.
  Review and discuss with management and the independent auditor the Company's quarterly financial statements prior to the filing of its Form 10-Q, including the MD&A and the results of the independent auditor's review of the quarterly financial statements.
  Discuss with management and the independent auditor significant financial reporting issues and judgments made in connection with the preparation of the Company's financial statements, including any significant changes in the Company's selection or application of accounting principles, any major issues as to the adequacy of the Company's internal controls and any special steps adopted in light of material control deficiencies.
  Review and discuss at least annually prior to filing of the audit report with the Commission, reports from the independent auditors on:
    All critical accounting policies and practices to be used.
    All alternative treatments of financial information within generally accepted accounting principles that have been discussed with management, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent auditor.
    Other material written communications between the independent auditor and management, such as any management letter or schedule of unadjusted differences.
  Discuss with management the Company's earnings, sales or other financial press releases, including the use of "pro forma" or "adjusted" non-GAAP information, as well as financial information and earnings or sales guidance provided to analysts, rating agencies, in press releases or otherwise. Such discussion may be done generally (consisting of discussing the types of information to be disclosed and the types of presentations to be made).
  Discuss with management and the independent auditor the effect of regulatory and accounting initiatives as well as any off-balance sheet structures on the Company's financial statements.
  Discuss with management the Company's major financial risk exposures and the steps management has taken to monitor and control such exposures, including the Company's risk assessment and risk management policies.
  Discuss with the independent auditor the matters required to be discussed by Statement on Auditing Standards No. 61 relating to the conduct of the audit, including any difficulties encountered in the course of the audit work, any restrictions on the scope of activities or access to requested information, and any significant disagreements with management.
  Review disclosures made to the Audit Committee by the Company's CEO and CFO during their certification process for the Form 10-K and Form 10-Q about any significant deficiencies in the design or operation of internal controls or material weaknesses therein and any fraud involving management or other employees who have a significant role in the Company's internal controls.

B. Oversight of the Company's Relationship with the Independent Auditor

1. Review and evaluate the senior members of the independent auditor team.

2. Obtain and review a report from the independent auditor at least annually regarding (a) the independent auditor's internal quality-control procedures, (b) any material issues raised by the most recent internal quality-control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities within the preceding five years respecting one or more independent audits carried out by the firm, (c) any steps taken to deal with any such issues, and (d) all relationships between the independent auditor and the Company as required by Independence Standards Board Standard No. 1. Evaluate the qualifications, performance and independence of the independent auditor, including considering whether the auditor's quality controls are adequate and the provision of permitted non-audit services is compatible with maintaining the auditor's independence, taking into account the opinions of management and internal auditors. The Audit Committee shall present its conclusions with respect to the independent auditor to the Board.

3. Ensure the rotation of the audit partners as required by law. Consider whether, in order to assure continuing auditor independence, it is appropriate to adopt a policy of rotating the independent auditing firm on a regular basis.

4. Set the Board policies for the Company's hiring of employees or former employees of the independent auditor who participated in any capacity in the audit of the Company.

5. If necessary, discuss with the national office of the independent auditor issues on which they were consulted by the Company's audit team and matters of audit quality and consistency.

6. Meet with the independent auditor prior to the audit to discuss the planning and staffing of the audit.

7. Obtain from the independent auditor assurances that Section 10B of the Exchange Act has not been implicated.

C. Oversight of the Company's Internal Audit Function (If such function exists)

1. Review the appointment and replacement of the senior internal auditing executive.

2. Review the significant reports to management prepared by the internal auditing department and management's responses.

3. Discuss with the independent auditor and management the internal audit department responsibilities, budget and staffing and any recommended changes in the planned scope of the internal audit.

D. Compliance Oversight Responsibilities

1. Establish procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

2. Discuss with management and the independent auditor any correspondence with regulators or governmental agencies and any published reports which raise material issues regarding the Company's financial statements or accounting policies.

3. Discuss with the Company's legal counsel any matters that may have a material impact on the financial statements or the Company's compliance policies, including a review of the legal opinion letter(s) issued.

4. Review and make recommendation to the Board with respect to all related party transactions in order to comply with applicable state corporate law, Commission disclosure rules and American Stock Exchange rules.

5. Recommend and periodically review the Company's Code of Conduct and Ethics.

6. Receive and make an appropriate response to any "reports of a material violation" from any attorney performing legal services for the Company which such attorney is required to report if an appropriate response has not been made to a report of such material violation by the Chief Executive Officer.

Limitation of Audit Committee's Role

While the Audit Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company's financial statements and disclosures are complete and accurate and are in accordance with generally accepted accounting principles and applicable rules and regulations. These are the responsibilities of management and the independent auditor.

Exhibit A

Outside Auditor Fee Pre-Approval Policy

Auditor Fee Approval Requirements

The Audit Committee must pre-approve the audit and non-audit services performed by the independent auditor in order to assure that the provision of such services do not impair the auditor's independence. The Audit Committee may perform the pre-approval by pre-approving types of services and, at least annually, establish pre-approved fee levels for such services to be provided by the independent auditor. If a type of service is not generally pre-approved or a proposed service exceeds the pre-approved fee level, the service must be specifically pre-approved by the Audit Committee. Management is not authorized to pre-approve services to be performed by the independent auditor.

The Audit Committee will annually review and pre-approve services that may be provided by the independent auditor without specific approval. Unless otherwise indicate, any general pre-approval shall be for a period that ends upon the next annual pre-approval of fee levels by the Audit Committee. The Audit Committee may revise the list of generally pre-approved services at any time. Proposed services that are not specifically listed on an Appendix as pre-approved must be separately pre-approved by the Audit Committee.

With respect to each pre-approved service, the independent auditor will provide detailed back-up documentation to the Audit Committee regarding the specific services to be provided.

Delegation to Chairperson

As necessary between meetings of the Audit Committee, the Chairperson of the Audit Committee may pre-approve audit and non-audit services to be performed by the independent auditor. The Chairperson shall report any pre-approval decisions to the Audit Committee at its next scheduled meeting.

Audit Services

The annual audit services engagement terms and fees will be subject to the specific pre-approval of the Audit Committee. If necessary, the Audit Committee must approve any changes in terms, conditions and fees resulting from changes in audit scope, company structure or other matters.

The Audit Committee may grant general pre-approval for other audit services, which are those services that only the independent auditor reasonably can provide. The Audit Services pre-approved by the Audit Committee are listed in Appendix A.

Audit Related Services

Audit-related services are assurance and related services that are reasonably related to the performance of the auditor or review of the company's financial statements or that are traditionally performed by the independent auditor. The Audit Committee believes that the provision of the audit-related services does not impair the independence of the auditor, and has pre-approved the audit-related services listed in Appendix A.

Tax Services

The Audit Committee believes that the independent auditor can provide tax services to the company such as tax compliance, tax planning and tax advice without impairing the auditor's independence. However, the independent auditor may not be retained in connection with a transaction initially recommended by the independent auditor, the purpose of which may be tax avoidance and the tax treatment of which may not be supported in the Internal Revenue Code and related regulations. The Audit Committee has pre-approved the tax services listed in Appendix A.

All Other Services

The Audit Committee may grant general pre-approval to those permissible non-audit services classified as all other services that it believes are routine and recurring services, and would not impair the independence of the auditor. The Audit Committee has pre-approved that all other services listing in Appendix A.

The Securities and Exchange Commission has adopted rules which prohibit an independent auditor from providing certain non-audit services. The independent auditor shall not provide any of these prohibited services.

Procedures

Requests or applications to provide services that require specific approval by the Audit Committee will be submitted to the Audit Committee by both the independent auditor and the Chief Financial Officer, and should include a joint statement as to whether, in their views, the request or application is consistent with the SEC's rules on auditor independence.

PROXY

HAROLD'S STORES, INC.

5919 Maple Avenue, Dallas, Texas 75235

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF HAROLD'S STORES, INC.

The undersigned hereby appoints Hubert W. Mullins and Jodi L. Taylor, or any one of them, each with the power to appoint his or her substitute, as proxies, and hereby appoints and authorizes them to represent and vote as designated below, all the shares of Common Stock and Amended Series 2001-A, Series 2002-A and Series 2003-A Preferred Stock, held of record by the undersigned on April 26, 2004, at the Annual Meeting of Shareholders of Harold's Stores, Inc. (the "Company") to be held at the Company's offices located at 5919 Maple Avenue, Dallas, Texas, at 9:00 a.m. on Thursday, June 24, 2004, and at any adjournment thereof.

  Election of Directors

(Instructions: To withhold authority to vote for any individual nominee, strike through the nominee name.)

A. Election of three directors by the holders of Amended Series 2001-A and Series 2002-A Preferred Stock, voting together as a separate class. (Only holders of Amended Series 2001-A and Series 2002-A Preferred Stock may vote with respect to this matter.)

________FOR all nominees listed below _____WITHHOLD AUTHORITY

(except for the nominee(s) lined out below) to vote for all nominees below

Robert L. Anderson, W. Howard Lester, William E. Haslam

    Election of two directors by the holders of Series 2003-A Preferred Stock voting as a separate class. (Only holders of Series 2003-A Preferred Stock may vote with respect to this matter.)

________FOR all nominees listed below _____WITHHOLD AUTHORITY

(except for the nominee(s) lined out below) to vote for all nominees below

James D. Abrams, Margaret A. Gilliam

C. Election of four directors by the holders of Common Stock and Amended Series 2001-A, Series 2002-A and Series 2003-A Preferred Stock voting together as a single class. (All shareholders may vote with respect to this matter.)

________FOR all nominees listed below _____WITHHOLD AUTHORITY

(except for the nominee(s) lined out below) to vote for all nominees below

Hubert W. Mullins, Clark J. Hinkley, Rebecca Powell Casey, Leonard M. Snyder

2. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE NOMINEES LISTED IN ITEM 1. IF ANY OTHER BUSINESS IS PRESENTED AT THE ANNUAL MEETING, THIS PROXY SHALL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATION OF THE BOARD OF DIRECTORS.

Please sign exactly as name appears below. When shares are held as joint tenants, only one tenant is required to sign. When signing as attorney, as executor, administrator, trustee, or guardian, please give full titles as such. If a corporation, please sign full corporate name by President or other authorized officer. If a partnership, please sign partnership name by authorized person. If a limited liability company please sign name by authorized person.

Date: __________________________, 2004

___________________________Signature

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY

CARD PROMPTLY USING THE ENCLOSED ENVELOPE.